Exhibit 10.3
ADVENTRX PHARMACEUTICALS, INC.
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is dated February 2, 2007 but will become effective (the “Effective Date”) as of and concurrent with the termination of the employment relationship of Robert A. Daniel , an individual resident of the State of California (“Consultant”), with ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
     1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company and in conformance with the Code of Professional Ethics of the AICPAA. Consultant shall provide Services only as requested by the Company.
     2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times specified therein.
     3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses.
     4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating upon written notice of termination from the Company to Consultant or from Consultant to the Company; provided, however, that the Company may not terminate this Agreement prior to March 30, 2007 unless Consultant is in material breach of this Agreement, the Confidentiality Agreement (as defined below) or that certain Separation Agreement and Release of Claims by and between the Company and Consultant and initially provided to Consultant on January 22, 2007 (and provided to Consultant as amended on January 30, 2007 and as further amended on February 1, 2007).
     5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
          (a) Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may not employ or engage the service of any third parties to perform the Services required by this Agreement.
          (b) No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

          (c) No Benefits. Consultant acknowledges and agrees that Consultant (or Consultant’s employees, if Consultant is an entity) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees, if Consultant is an entity) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.
          (d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.
     6. Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s chief financial officer. Consultant will be required to report to the Company’s chief financial officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Company’s chief financial officer.
     7. Confidentiality Agreement. Consultant shall sign, or has signed, the Company’s current Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) on or before the Effective Date.
     8. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.
     9. Miscellaneous.
          (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.
          (b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The foregoing notwithstanding, the Company and Consultant acknowledge that this Agreement is entered into in connection with that certain Severance Agreement and Release of All Claims, dated of even date herewith (the “Severance Agreement”), and that this Agreement has no effect on the Severance Agreement or any of the documents or other agreements referenced therein or executed in connection therewith.
          (c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
          (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          (g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Diego County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, as applied to agreements among California residents entered into and to be performed entirely within California, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement.
          (h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows]

     The parties have executed this Agreement on the respective dates set forth below.

ADVENTRX PHARMACEUTICALS, INC.

By:	/s/ Gregory P. Hanson

Title:	SVP & CFO

Address:	6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121

ROBERT A. DANIEL

/s/ Robert A. Daniel

Signature

Address:	5639 Amaga Dr., #309
La Mesa, CA 91942

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

Description of Services	Schedule/Deadline

Consultant will:	Not applicable
•	Make himself available during normal business hours at the Company’s offices to perform consulting services as requested by the Company.

•	Respond to inquiries of the Company’s personnel regarding financial and accounting matters, and such other matters related to the Company regarding which Consultant has knowledge.

•	Make himself available and use his best efforts in the transition of his former duties to designated representatives or employees of the Company. Such efforts include, but are not limited to, providing corporate records, files and other materials.

•	Provide advice and assistance regarding special projects, conference appearances or any other matter consistent with Consultant’s background, skills and experience.

EXHIBIT B
COMPENSATION
From the Effective Date through March 30, 2007, provided this Agreement has not been terminated, the Company will compensate Consultant as follows (pro-rated for any portion of a calendar month during which this Agreement is effective based on a 30-day month):
          On February 28, 2007, an amount equal to $6,751.57
          On March 15, 2007, an amount equal to $6,751.57
          On March 30, 2007, an amount equal to $6,751.57
Payment will be due within 5 days of each date set forth above or, if this Agreement is terminated prior to March 30, 2007, within 5 days of the date of termination.
Following March 30, 2007 and in the event this Agreement is not terminated, the Company and Consultant will mutually agree in writing upon the compensation to be paid by the Company to Consultant for on-going services, if any, to be provided by Consultant to the Company. For clarification, following March 30, 2007 (a) the Company will have no obligation whatsoever to compensate Consultant until such time as such compensation is agreed upon in writing, if at all and (b) Consultant will have no obligation whatsoever to provide services to the Company until such time as such compensation is agreed upon in writing, if at all.